Page   1   of   14  .
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

SCHEDULE 14G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 14D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 14D-2(B)

                           SCHEDULE 14G

              Under the Securities Exchange Act of 34
                        (Amendment No. 9 )*

                      Super Valu Stores, Inc.


                         (Name of Issuer)

                              Common
                  (Title of Class of Securities)

                             868035106
                          (CUSIP Number)

      Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 14d-7.)    / /

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 34 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                                               Page   2   of   14
                        CUSIP No. 868035106

(1)   Names of Reporting Persons.
      S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO PLC
      No. S.S. or I.R.S. Identification Number

(2)   Check the Appropriate Box if a Member    (a)  / /
      of a Group (See Instructions)            (b)  /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      England

Number of Shares          (5)  Sole Voting Power
Beneficially                   None
Owned by                  (6)  Shared Voting Power
Each Reporting                 7,149,650
Person With               (7)  Sole Dispositive Power
                               None
                          (8)  Shared Dispositive Power
                               7,149,650
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,149,650
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)  Percent of Class Represented by Amount in Row (9)
      10.1%
(12)  Type of Reporting Person (See Instructions)

      H.C.

                                               Page   3   of   14
                        CUSIP No. 868035106

(1)   Names of Reporting Persons.
      S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO North American Group, Ltd.
      No. S.S. or I.R.S. Identification Number

(2)   Check the Appropriate Box if a Member    (a)  / /
      of a Group (See Instructions)            (b)  /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      England

Number of Shares          (5)  Sole Voting Power
Beneficially                   None
Owned by                  (6)  Shared Voting Power
Each Reporting                 7,052,650
Person With               (7)  Sole Dispositive Power
                               None
                          (8)  Shared Dispositive Power
                               7,052,650
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,052,650
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)  Percent of Class Represented by Amount in Row (9)
      9.9%
(12)  Type of Reporting Person (See Instructions)

      H.C.

                                               Page   4   of   14
                        CUSIP No. 868035106

(1)   Names of Reporting Persons.
      S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO Group Services, Inc.
      I.R.S.  I.D. No. 58-95394

(2)   Check the Appropriate Box if a Member    (a)  / /
      of a Group (See Instructions)            (b)  /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

Number of Shares          (5)  Sole Voting Power
Beneficially                   None
Owned by                  (6)  Shared Voting Power
Each Reporting                 7,052,650
Person With               (7)  Sole Dispositive Power
                               None
                          (8)  Shared Dispositive Power
                               7,052,650
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,052,650
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)  Percent of Class Represented by Amount in Row (9)
      9.9%
(12)  Type of Reporting Person (See Instructions)

      H.C.

                                               Page   5   of   14
                        CUSIP No. 868035106

(1)   Names of Reporting Persons.
      S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO, Inc.
      I.R.S.  I.D. No. 58-2075867

(2)   Check the Appropriate Box if a Member    (a)  / /
      of a Group (See Instructions)            (b)  /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

Number of Shares          (5)  Sole Voting Power
Beneficially                   None
Owned by                  (6)  Shared Voting Power
Each Reporting                 7,052,650
Person With               (7)  Sole Dispositive Power
                               None
                          (8)  Shared Dispositive Power
                               7,052,650
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,052,650
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)  Percent of Class Represented by Amount in Row (9)
      9.9%
(12)  Type of Reporting Person (See Instructions)

      H.C.

                                               Page   6   of   14
                        CUSIP No. 868035106

(1)   Names of Reporting Persons.
      S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO North American Holdings, Inc.
      I.R.S.  I.D. No.  51-0264787

(2)   Check the Appropriate Box if a Member    (a)  / /
      of a Group (See Instructions)            (b)  /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

Number of Shares          (5)  Sole Voting Power
Beneficially                   None
Owned by                  (6)  Shared Voting Power
Each Reporting                 7,052,650
Person With               (7)  Sole Dispositive Power
                               None
                          (8)  Shared Dispositive Power
                               7,052,650
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,052,650
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)  Percent of Class Represented by Amount in Row (9)
      9.9%
(12)  Type of Reporting Person (See Instructions)

      H.C.

                        CUSIP No. 868035106

(1)   Names of Reporting Persons.
      S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO Capital Management, Inc. (formerly known as INVESCO MIM, Inc.) I.R.S. I.D. No. 58-1707262

(2)   Check the Appropriate Box if a Member    (a)  / /
      of a Group (See Instructions)            (b)  /X/

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

Number of Shares          (5)  Sole Voting Power
Beneficially                   None
Owned by                  (6)  Shared Voting Power
Each Reporting                 7,052,450
Person With               (7)  Sole Dispositive Power
                               None
                          (8)  Shared Dispositive Power
                               7,052,450
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,052,450
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)  Percent of Class Represented by Amount in Row (9)
      9.9%
(12)  Type of Reporting Person (See Instructions)

      I.A.

ITEM 1 (A)      NAME OF ISSUER:
                Super Valu Stores, Inc.

ITEM 1 (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                P.O. Box 990
                Minneapolis, MN 55440


ITEM 2 (A)      NAME OF PERSON(S) FILING:

                INVESCO PLC

ITEM 2(B)       ADDRESS OF PRINCIPAL  BUSINESS  OFFICE OR, IF NONE,
RESIDENCE:

                11 Devonshire Square
                London EC2M 4YR
                England

ITEM  2 (C)     CITIZENSHIP:

                Organized under the laws of England

ITEM  2 (D)     TITLE OF CLASS OF SECURITIES

                Common Stock

ITEM  2 (E)     CUSIP NUMBER:  868035106

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 14D-1(B) OR 14D-2(B), CHECK WHETHER THE PERSON FILING IS A:

        (a)     / /  Broker or Dealer registered under Section 15 of the Act.
        (b)     / /  Bank as defined in Section 3(a)(6) of the Act.
        (c)     / /  Insurance Company as defined in Section 3(a)() of the Act.
        (d)     / /  Investment Company registered under Section 8 of the
                          Investment Company Act.
        (e)     / /  Investment Adviser registered under Section 203 of the
                          Investment Advisers Act of 40.
        (f)     / /  Employee  Benefit  Plan,  Pension  Fund  which is
                          subject to provisions of Employee Retirement Income Security Act of 74 or Endowment Fund; see Rule 14d-1(b)(1)(ii)(F).
        (g)     /X/  Parent Holding Company in accordance
                          with Rule 14d-1(b)(ii)(G).
        (h)     / /  Group, in accordance with Rule 14d-1(b)(1)(ii)(H).

ITEM 4  (a) - (cOWNERSHIP:
           The information in items 1 and 5-11 on the cover pages (pp 2-6) of this statement on Schedule 14G is hereby incorporated by reference.

           The reporting persons expressly declare that the filing of this statement on Schedule 14G shall not be construed as an admission that they are, for the purposes of Section 14(d) or 14(g) of the Securities and Exchange Act of 34, the beneficial owners of any securities covered by this statement.

ITEM 5OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS  / /
           Not Applicable

ITEM 6OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON BEHALF OF  ANOTHER
           PERSON.
           The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.

ITEM 7IDENTIFICATION  AND  CLASSIFICATION OF THE SUBSIDIARIES WHICH
           ACQUIRED  THE SECURITY  BEING  REPORTED ON BY THE PARENT
           HOLDING COMPANY:
            X   INVESCO  North  American   Group,   Ltd  -  holding  company  in
                accordance with Rule 14d-1(b)(ii)(G)
            X INVESCO Group Services, Inc. - holding company in accordance with Rule 14d-1(b)(ii)(G)
            X   INVESCO, Inc. - holding company in accordance
                with Rule 14d-1(b)(ii)(G)
            X INVESCO North American Holdings, Inc. - holding company also in accordance with Rule 14d-1(b)(ii)(G)
            X INVESCO Capital Management, Inc. - investment adviser registered under Section 203 of the Investment Advisers Act of 40.
                INVESCO Funds Group, Inc. - investment adviser registered under
                Section 203 of the Investment Advisers Act of 40.
            X   INVESCO  Management  &  Research,   Inc.  -  investment  adviser
                registered under Section 203 of the Investment Advisers Act of 40.
            X INVESCO Asset Management Limited - investment adviser organized in England.

           Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.
           Not applicable.

ITEM 9NOTICE OF DISSOLUTION OF GROUP.
                Not applicable.

ITEM 10         CERTIFICATION:

                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                             SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                          Date : July 7, 1995


                          /s/ Graeme Proudfoot
                          --------------------------------------------
                          Graeme Proudfoot, Secretary
                          INVESCO PLC

ITEM 10         CERTIFICATION:

                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                             SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                          Date : July 7, 1995


                          /s/ Jenny M. Prince
                          --------------------------------------------
                          Jenny M. Prince, Secretary
                          INVESCO North American Group, Ltd.

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                                                    -----    ----

ITEM 10         CERTIFICATION:

                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                          Date: July 7, 1995



                          /s/ David A. Hartley
                          --------------------------------------------
                          David A. Hartley, Secretary
                          INVESCO Group Services, Inc.

ITEM 10         CERTIFICATION:

                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                          Date: July 7, 1995



                          /s/ Luis A. Aguilar
                          --------------------------------------------
                          Luis A. Aguilar,
                          as Company Secretary for each of
                          INVESCO, Inc. and
                          INVESCO Capital Management, Inc.

ITEM 10         CERTIFICATION:

                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                          Date: July 7, 1995


                          /s/ Dan J. Hesser
                          --------------------------------------------
                          Dan J. Hesser, Secretary
                          INVESCO North American Holdings, Inc.